Exhibit 12.1


                Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                              (Dollars in millions)

                                                                                             Nine months
                                                                                                ended          Year ended
                                                                                            September 30,     December 31,
                                                                                                2007              2006
                                                                                                ----              ----
Pretax income (loss) from operations:
  Net income (loss)....................................................................       $(103.2)            $ 96.5
  Add income tax expense (benefit).....................................................         (60.1)              55.8
                                                                                              -------             ------

     Pretax income (loss) from operations..............................................        (163.3)             152.3
                                                                                              -------             ------

Add fixed charges:
  Interest expense on corporate debt...................................................          53.2               52.9
  Interest expense on investment borrowings............................................          31.6               20.6
  Interest added to policyholder account balances .....................................         310.5              426.8
  Portion of rental (a)................................................................           9.9               13.2
                                                                                              -------             ------

     Fixed charges.....................................................................         405.2              513.5
                                                                                              -------             ------

     Adjusted earnings.................................................................       $ 241.9             $665.8
                                                                                              =======             ======

         Ratio of earnings to fixed charges............................................           (b)              1.30x
                                                                                                   =               =====

Fixed charges..........................................................................       $ 405.2             $513.5
Add dividends on preferred stock, including dividends on preferred stock of
  subsidiaries (divided by the ratio of income to pretax income).......................          22.3               60.0
                                                                                              -------             ------

     Fixed charges plus preferred dividends............................................       $ 427.5             $573.5
                                                                                              =======             ======

     Adjusted earnings.................................................................       $ 241.9             $665.8
                                                                                              =======             ======

         Ratio of earnings to fixed charges and preferred dividends....................           (c)              1.16x
                                                                                                   =               =====

--------------------
(a) Interest portion of rental is estimated to be 33 percent.

(b) For such ratio, earnings were $163.3 million less than fixed charges.

(c) For such ratio, earnings were $185.6 million less than fixed charges.
